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                                                                    EXHIBIT 99.1

                         [VALERO LOGO]              [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACTS: VALERO ENERGY CORPORATION:         TESORO PETROLEUM CORPORATION:
          Mary Rose Brown (Media)            Tara Ford (Media)
          (210) 370-2314                     (210) 283-2676
          Lee Bailey (Investor Relations)    John Robertson (Investor Relations)
          (210) 370-2139                     (210) 283-2687




                     GOLDEN EAGLE ACQUISITION TERMS UPDATED

SAN ANTONIO, February 21, 2002 - Officials of Valero Energy Corporation (NYSE:
VLO) and Tesoro Petroleum Corporation (NYSE: TSO) today announced amended terms for Tesoro's purchase of the 168,000 barrel-per-day (BPD) Golden Eagle Refinery and 70 associated retail sites in Northern California.

         The original terms of the transaction included $1.075 billion for the assets, working capital and inventories, as well as a five-year earnout payment of up to $150 million based on historical margins. Citing possible Federal Trade Commission and state concerns regarding the earnout payment, company officials announced that Tesoro has agreed to pay additional consideration of $50 million for the assets at closing in lieu of any earnout payment, bringing the total price to $1.125 billion.

         Company officials noted that an expedient transaction was in the best interests of all parties - especially the employees. Completion of the proposed transaction is subject to regulatory approval. The transaction is expected to close in April.

                                     -MORE-


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         The divestiture of the Golden Eagle Refinery and associated retail assets was mandated by the consent order executed last year between Valero and the Federal Trade Commission and similar orders executed with the states of California and Oregon as a condition of the company's merger with Ultramar Diamond Shamrock Corporation.

         Valero Energy Corporation is a Fortune 100 company based in San Antonio, with approximately 23,000 employees and annual revenues of more than $30 billion. The company currently owns and operates 12 refineries in the United States and Canada with a combined throughput capacity of approximately 2 million BPD, making it one of the nation's top three refiners of petroleum products. Valero is also one of the nation's largest retailers of petroleum products with nearly 5,000 retail outlets in the United States and Canada under various brand names including Diamond Shamrock(TM), Ultramar(TM), Valero(TM), Beacon(TM) and Total(TM).

         Tesoro Petroleum Corporation, a Fortune 500 company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates five refineries in the western U.S. with a combined capacity of 390,000 barrels per day. Tesoro's growing retail marketing system includes more than 600 branded retail stations, of which approximately 200 are company owned and operated under the Tesoro and Mirastar brand.

                                      -30-

   Statements contained in this press release that state either Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is
 important to note that either Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that each Company has filed with the Securities and Exchange Commission.


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